Bowne & Co., Inc.
55 Water Street
New York, NY 10041
(212) 924-5500
Fax: (212) 658-5871

NEWS RELEASE
Investor Relations Contact:	Media Contact:
William J. Coote	Kate O’Brien
Treasurer	Director, Corporate Communications
212-658-5858	212-658-5812
bill.coote@bowne.com	kate.obrien@bowne.com
FOR IMMEDIATE RELEASE
BOWNE & CO. REPORTS 2006 THIRD QUARTER RESULTS
Revenue Increases 15%, E.P.S. from Continuing Operations Improves
NEW YORK, November 8, 2006 — Bowne & Co., Inc. (NYSE: BNE), a leader in financial, marketing and business communications services, today announced improved results from continuing operations over 2005. For the quarter, revenue increased 15.0% to $175.1 million from $152.3 million and diluted earnings per share from continuing operations improved to $0.01 from a loss of $0.04 in the third quarter of 2005.
For the nine months ended September 30, 2006, revenue was $641.2 million, up 26.0% from $509.9 million reported in 2005. Income from continuing operations was $11.9 million, as compared to $7.0 million for the same period last year, a 71.0% increase, with resulting diluted earnings per share of $0.37 as compared to $0.20 in 2005, a 85.0% increase.
Pro forma diluted earnings per share from continuing operations for the third quarter was $0.05, as compared to a loss of $0.01 in the third quarter of 2005. Year-to-date pro forma diluted earnings per share from continuing operations more than doubled to $0.60 as compared to $0.29 in 2005. (See Pro Forma Supplemental Income Information attached hereto for a reconciliation of these non-GAAP financial measures to our Condensed Consolidated Statements of Operations.)
“Our sharpened focus on our core businesses is paying off, as demonstrated by our strongest third quarter in six years,” said Bowne Chairman and Chief Executive Officer Philip E. Kucera. “We’ve accelerated the integration of Marketing & Business Communications and we continue to be optimistic about its future performance.”
“This was another strong quarter for Bowne,” added David J. Shea, Bowne President and Chief Operating Officer. “We’re particularly pleased with Financial Print’s gains in transactional market share despite a decline in market activity in the third quarter. We believe the strategic decisions we’ve made in 2006 position us well for 2007 in all of the markets we serve.”
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Bowne Financial Print: Financial Print third quarter revenue increased to $148.0 million as compared to $143.2 million for the same period last year. Transactional revenue increased 9.0% primarily due to an increase in the Company’s market share. Segment profit for the quarter of $15.3 million increased $3.0 million, or 24.8% compared to the same period in 2005. On a year-to-date basis, segment profit of $77.2 million increased $12.4 million, or 19.1%, and as a percentage of revenue was 14.2% compared to 13.5% for 2005.
Marketing & Business Communications (MBC): The 2006 results include the January 2006 acquisition of the Marketing and Business Communications division of Vestcom International. MBC reported revenue of $27.1 million and $96.7 million for the third quarter and year-to-date, respectively. Due to the seasonality of the business, the second and third quarters generally represent the lowest level of business activity during the year. Segment profit for the quarter was a loss of $2.3 million and $2.6 million year-to-date, and include certain non-recurring costs associated with the integration of operations. These results compare to losses of $2.7 million and $5.6 million in the comparable 2005 periods. The Company is adjusting its guidance for MBC’s segment profit as discussed below.
Discontinued Operations: During the quarter the Company completed the sale of DecisionQuest. The 2006 third quarter loss of $12.1 million from discontinued operations includes the $5.1 million loss, net of tax, from the sale, and a $4.9 million charge, net of tax, for the costs associated with exiting the leased facilities of DecisionQuest and Bowne Business Solutions. The year-to-date loss, net of tax, of $15.9 million includes the aforementioned items, a $6.0 million gain, net of tax, on the sale of CaseSoft (a joint venture investment held by DecisionQuest which was sold in May 2006), and a $10.0 million goodwill impairment charge, net of tax, recorded in the second quarter related to DecisionQuest.
Balance Sheet and Cash Flow: For the nine months ended September 30, 2006, cash and marketable securities declined $98.9 million. This decline includes the funding of $53.3 million in stock repurchases, $33.0 million for acquisitions and $22.1 million in capital expenditures (including $6.5 million related to the MBC segment, $3.3 million related to the relocation of our London print facility and $2.9 million for the 55 Water Street facility).
Accounts receivable increased $27.3 million since year-end due to the increased revenue levels (including the MBC segment) and normal cyclical trends. Days sales outstanding increased to 76 days in September 2006 from 74 days in September 2005. Financial Print work-in-process inventory was $20.9 million at both September 30, 2006 and September 30, 2005.
Share Repurchase Program: From the inception of the Company’s share repurchase program in December 2004 through September 30, 2006, Bowne has spent approximately $131.0 million, repurchasing 8.9 million shares at an average price per share of $14.66. In 2006 through September 30, the Company spent $53.3 million repurchasing 3.7 million shares at an average price per share of $14.37, of which 1.3 million shares were purchased in the third quarter. As of October 31, 2006, approximately $61.0 million of its authorization remained for share repurchases.
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Business Outlook: Consistent with the Company’s policy of adjusting annual guidance unless when it believes the actual results will be materially outside the range provided, Bowne is adjusting downward MBC’s expected 2006 full-year segment profit range. Previously, Bowne had forecast a range of $2 million to $9 million which it is now adjusting to a range of a loss of $1 million to a $1 million profit. The change is primarily the result of incremental operating costs related to the accelerated integration of MBC, in our efforts to achieve ongoing synergies and operating efficiencies earlier. The Company expects the results of the Financial Print segment and the Company’s overall operating performance will be in the range of the full-year guidance previously provided.
Bowne & Co., Inc. will hold its earnings conference call to review the 2006 third quarter results on Thursday, November 9, 2006, at 11 a.m. Eastern Time. To join the Webcast, log on to http://www.bowne.com. To access the call via telephone, please dial (800) 910-5497 (domestic) or (973) 935-8450 (international), conference ID # 8007472.
About Bowne & Co., Inc.
Bowne & Co., Inc. (NYSE: BNE) provides financial, marketing and business communications services around the world. Dealmakers rely on Bowne to handle critical transactional communications with speed and accuracy. Compliance professionals turn to Bowne to prepare and file regulatory and shareholder communications online and in print. Marketers look to Bowne to create and distribute customized, one-to-one communications on demand. With 3,200 employees in 60 offices around the globe, Bowne has met the ever-changing demands of its clients for more than 230 years. For more information, please visit www.bowne.com.

BOWNE & CO., INC.
(NYSE: BNE)
Condensed Consolidated Statements of Operations
(unaudited)

		For the Periods Ended September 30,
	Quarter		Year-to-Date
	2006	2005	2006	2005
(in thousands, except per share information)		(as restated)		(as restated)
Revenue	$175,110	$152,337	$641,155	$509,889
Expenses:
Cost of revenue	(115,890)	(101,394)	(417,859)	(326,165)
Selling and administrative	(51,326)	(45,730)	(166,327)	(139,135)
Depreciation	(5,628)	(5,746)	(18,797)	(18,539)
Amortization	(139)	—	(410)	—
Restructuring, integration and asset impairment charges (1)	(1,907)	(1,593)	(12,103)	(4,750)
Purchased in-process research and development	43	—	(958)	—

	(174,847)	(154,463)	(616,454)	(488,589)

Operating income (loss)	263	(2,126)	24,701	21,300
Interest expense	(1,336)	(1,198)	(4,081)	(3,788)
Other income (expense), net	464	(178)	2,469	463

(Loss) income from continuing operations before income taxes	(609)	(3,502)	23,089	17,975
Income tax benefit (expense)	905	2,144	(11,152)	(11,005)

Income (loss) from continuing operations	296	(1,358)	11,937	6,970
Discontinued operations (see note):
(Loss) income from discontinued operations, net of tax	(12,068)	3,691	(15,939)	334

Net (loss) income	$(11,772)	$2,333	$(4,002)	$7,304

Earnings (loss) per share from continuing operations:
Basic	$0.01	$(0.04)	$0.38	$0.20
Diluted	$0.01	$(0.04)	$0.37	$0.20

(Loss) earnings per share from discontinued operations:
Basic	$(0.40)	$0.11	$(0.51)	$0.01
Diluted	$(0.39)	$0.11	$(0.50)	$0.01

Total (loss) earnings per share:
Basic	$(0.39)	$0.07	$(0.13)	$0.21
Diluted	$(0.38)	$0.07	$(0.13)	$0.21

Weighted-average shares outstanding:
Basic	30,375	34,489	31,697	34,693
Diluted	30,596	34,871	32,012	35,144

Dividends per share	$0.055	$0.055	$0.165	$0.165

Notes: The Condensed Consolidated Statements of Operations for the prior periods have been reclassified to reflect the results of the following business units as discontinued operations: DecisionQuest Discovery Services (which was sold in January 2006), DecisionQuest (which was sold in September 2006) and JFS (which is held for sale).

The Company has recorded an immaterial adjustment to its operating results for the three and six months ended June 30, 2006 to reflect an increase of $529 for restructuring charges, integration costs and asset impairment charges. The effect of this adjustment is an after-tax decrease of $269 in income from continuing operations and net income for the three and six months ended June 30, 2006.

As restated: As previously disclosed in the Company’s 2005 Form 10-K, the results for the quarter and year-to-date ended September 30, 2005 have been restated to correct errors in accounting for income taxes.

(1)Included in 2006 are charges related to the integration of the Marketing and Business Communications division of Vestcom International into MBC, totalling $1.8 million for the quarter and $8.8 million year-to-date.

BOWNE & CO., INC.
(NYSE: BNE)
Condensed Consolidated Balance Sheets

	Sept. 30,	Dec. 31,
	2006	2005
(in thousands)	(unaudited)
Assets
Cash and cash equivalents	$44,121	$96,684
Marketable securities	44,335	90,675
Accounts receivable, net	147,759	120,450
Inventories	27,910	25,957
Prepaid expenses and other current assets	35,485	28,414
Assets held for sale (1)	2,904	7,815

Total current assets	302,514	369,995

Property, plant and equipment, net	133,113	106,908
Goodwill and other intangibles, net	42,397	24,550
Other assets	39,526	28,238
Assets held for sale, non current (1)	—	33,557

Total assets	$517,550	$563,248

Liabilities and Stockholders’ Equity
Current portion of long-term debt and short-term borrowings	$806	$252
Accounts payable and accrued liabilities	122,096	135,431
Liabilities held for sale (1)	639	3,417

Total current liabilities	123,541	139,100

Long-term debt	76,810	75,528
Deferred employee compensation	31,174	33,935
Deferred rent and other	21,412	2,259
Liabilities held for sale, non current (1)	—	653
Stockholders’ equity	264,613	311,773

Total liabilities and stockholders’ equity	$517,550	$563,248

(1)	Includes the assets and liabilities of JFS in September 2006 and December 2005 and the assets and liabilities of DecisionQuest Discovery Services and DecisionQuest in December 2005.

BOWNE & CO., INC.
(NYSE: BNE)
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Nine Months Ended Sept. 30,
	2006	2005
(in thousands)		(as restated)
Cash flows from operating activities:
Net (loss) income	$(4,002)	$7,304
Net loss (income) from discontinued operations	15,939	(334)
Depreciation and amortization	19,207	18,539
Purchased in-process research and development	958	—
Asset impairment charges	2,501	2,623
Changes in assets and liabilities, net of acquisitions, discontinued operations and certain non-cash transactions	(43,360)	(41,653)
Net cash (used in) provided by operating activities of discontinued operations	(6,373)	3,102

Net cash used in operating activities	(15,130)	(10,419)

Cash flows from investing activities:
Proceeds from the sale of subsidiaries	6,364	108,910
Purchase of property, plant and equipment	(22,098)	(14,246)
Purchase of marketable securities	(50,600)	(98,010)
Proceeds from the sale of marketable securities and other	97,339	51,520
Acquisitions, net of cash acquired	(32,908)	—
Net cash provided by (used in) investing activities of discontinued operations	12,269	(3,127)

Net cash provided by investing activities	10,366	45,047

Cash flows from financing activities:
Payment of debt	(634)	(34,000)
Proceeds from borrowings	—	34,000
Proceeds from stock options exercised	11,194	7,455
Payment of dividends	(5,085)	(5,611)
Purchase of treasury stock	(53,342)	(18,122)
Other	13	—
Net cash used in financing activities of discontinued operations	(100)	(1,223)

Net cash used in financing activities	(47,954)	(17,501)

Net (decrease) increase in cash and cash equivalents	$(52,718)	$17,127
Cash and Cash Equivalents—beginning of period	96,839	61,222

Cash and Cash Equivalents—end of period	$44,121	$78,349

Cash and cash equivalents at the beginning of 2006 and 2005 includes $155 and $9,918, respectively, related to discontinued operations.

BOWNE & CO., INC.
(NYSE: BNE)
Segment Information
(unaudited)
Beginning with the reporting of financial results for the fourth quarter and full year 2005, the Company changed the way it reports and evaluates segment information. The Company’s operations are now classified into the reportable business segments of Financial Print and Marketing & Business Communications. The Company had previously reported Marketing & Business Communications (formerly Bowne Enterprise Solutions) within its Financial Print segment. In addition, the results from the Company’s Litigations Solutions business are not presented below since these results are presented as discontinued operations. The Company’s previous years’ segment information has been restated to conform to the new presentation.
Information regarding the operations of each business segment is set forth below. Performance is evaluated based on several factors, of which the primary financial measure is segment profit. Segment profit is defined as gross margin (revenue less cost of revenue) less selling and administrative expenses. Segment performance is evaluated exclusive of interest, income taxes, depreciation, amortization, certain shared corporate expenses, restructuring, integration and asset impairment charges, purchased in-process research and development, other expenses and other income. Therefore, this information is presented in order to reconcile to income (loss) from continuing operations before income taxes. The Corporate/Other category includes (i) corporate expenses for shared administrative, legal, finance and other support services which are not directly attributable to the operating segments, (ii) restructuring, integration and asset impairment charges, (iii) other expenses and other income and (iv) purchased in-process research and development.

	For Periods Ended September 30,
	Quarter		Year-to-Date
(in thousands)	2006	2005	2006	2005
Revenues:
Financial Print	$148,043	$143,202	$544,438	$478,388
Marketing & Business Communications	27,067	9,135	96,717	31,501

	$175,110	$152,337	$641,155	$509,889

Segment profit:
Financial Print	15,327	12,278	77,216	64,818
Marketing & Business Communications	(2,294)	(2,737)	(2,636)	(5,626)
Corporate/Other (see detail below)	(6,539)	(6,099)	(28,203)	(18,890)

	6,494	3,442	46,377	40,302

Depreciation	(5,628)	(5,746)	(18,797)	(18,539)
Amortization	(139)	—	(410)	—
Interest expense	(1,336)	(1,198)	(4,081)	(3,788)

(Loss) income from continuing operations before income taxes	$(609)	$(3,502)	$23,089	$17,975

Corporate/Other (by type):
Shared corporate expenses (1)	$(5,139)	$(4,328)	$(17,611)	$(14,603)
Other income (expense), net (2)	464	(178)	2,469	463
Restructuring charges, integration costs and asset impairment charges	(1,907)	(1,593)	(12,103)	(4,750)
Purchased in-process research and development	43	—	(958)	—

Total	$(6,539)	$(6,099)	$(28,203)	$(18,890)

(1)	Shared corporate expenses increased $811 in the third quarter of 2006 compared to 2005 due primarily to increased facilities expenses and stock-based compensation expenses. Shared corporate expenses increased $3,008 for the year-to-date 2006 period compared to 2005 due primarily to increased professional fees, facilities expenses and stock-based compensation expenses.

(2)	Reflects higher income of $642 and $2,006 for the quarter and year-to-date periods ended September 30, 2006 compared to the same periods in 2005, primarily due to increased interest income earned and the favorable impact of foreign currency translation adjustments.

BOWNE & CO., INC.
(NYSE: BNE)
PRO FORMA SUPPLEMENTAL INCOME INFORMATION
Reconciliation to Condensed Consolidated Statements of Operations
(unaudited)
Pro forma supplemental income information, which is not prepared in accordance with generally accepted accounting principles, excludes restructuring, integration and asset impairment charges and purchased in-process research and development. The Company believes that presentation of this supplemental information is useful to investors to evaluate performance in comparison to prior year’s results. This pro forma supplemental information is an alternative to, and not a replacement measure of, operating performance as determined in accordance with generally accepted accounting principles.

	For the Periods Ended September 30,
	Quarter		Year-to-Date
	2006	2005	2006	2005
(in thousands, except per share information)		(as restated)		(as restated)
Net income (loss) from continuing operations	$296	$(1,358)	$11,937	$6,970
Add back:
Restructuring, integration and asset impairment charges, net of pro forma tax effect (1)	1,163	1,084	7,381	3,060
Purchased in-process research and development, net of pro forma tax effect (2)	(27)	—	584	—

Income (loss) from continuing operations, pro forma	$1,432	$(274)	$19,902	$10,030

Earnings (loss) per share from continuing operations:
Basic	$0.01	$(0.04)	$0.38	$0.20
Diluted	$0.01	$(0.04)	$0.37	$0.20

Earnings (loss) per share from continuing operations—pro forma:
Basic	$0.05	$(0.01)	$0.63	$0.29
Diluted	$0.05	$(0.01)	$0.60	$0.29

Weighted-average shares outstanding:
Basic	30,375	34,489	31,697	34,693
Diluted	30,596	34,871	32,012	35,144
Diluted—pro forma (3)	30,596	34,871	36,071	35,144

(1)	In 2006, restructuring, integration and asset impairment charges of $1.9 million for the quarter and $12.1 million year-to-date are net of tax benefits of $0.7 and $4.7 million, respectively. In 2005, the restructuring, integration and asset impairment charges of $1.6 million for the quarter and $4.7 million year-to-date, are net of tax benefits of $0.5 million and $1.7 million, respectively.

(2)	In 2006, year-to-date purchased in-process research and development of $1.0 million is net of tax benefit of $0.4 million. These costs are associated with the acquisition of certain assets of PLUM Computer Consulting, Inc. during the second quarter of 2006.

(3)	The 2006 year-to-date weighted-average diluted shares outstanding includes the potential dilution from the Convertible Subordinated Debt of 4,058,445 shares. In addition, net income used in the calculation of pro forma earnings (loss) from continuing operations has been adjusted to reflect the addition of interest expense, net of tax, related to the Convertible Debt. The potential dilution of the convertible shares is not reflected in the other periods since the effect would be anti-dilutive.
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